EMPLOYMENT CONTRACT

AGREEMENT, dated as of June 9, 2016, between PetLife Pharmaceuticals, Inc., a Nevada corporation ("Petlife" or the "Company") and Dr. Ralph Salvagno ("Employee"), an individual.

The parties hereby agree as follows:

1. TERM OF EMPLOYMENT. The Company hereby employs employee, and Employee hereby accepts employment, on the terms and subject to the conditions hereinafter set forth, for a term (the "Employment Period") commencing on the date of closing and subject to the funding and continuing until June 30, 2019 (the "Expiration Date"). The Company shall have the sole right at its discretion to extend the Employment Period for an additional 24 months.

2. DUTIES AND PRIVILEGES. During the Employment Period, Employee shall serve as Chief Executive Officer and be responsible to and report to the board of directors, perform such services consistent with Employee's position in building the business model of the Company for its shareholders. This position may from time to time may require, the Employee's entire business time, ability and energy exclusively to the performance of Employee's duties hereunder, and use Employee's best efforts to advance the interests and businesses of the Company, its divisions, subsidiaries and affiliates.

3. COMPENSATION

(a) The Company shall pay to Employee a salary at the rate of compensation appropriate within industry standards for an individual holding such position. The employee will be paid an annual salary of $240,000.

(b) Employee shall be entitled to quarterly bonuses payable by the Company as determined by the Board of Directors based upon Employee's perceived contribution to improvement in the revenues and balance sheet of the Company.

(c) During the Employment Period, Employee shall be entitled to reimbursement of expenses undertaken on behalf of the Company by Employee, provided however that any expense in excess of $1,000 shall receive prior written approval from the Company.

(d) During the Employment Period, Employee shall be eligible to participate in if any then operated benefit plans of PetLife or its affiliates which are applicable generally to the Company's executive of comparable rank to Employee ("Employee Benefit Plans"), subject to the respective terms and conditions of such Employee Benefit Plans.

(e) Restricted Stock. Effective upon closing of the business combination, the Company shall award to Employee 8,000,000 restricted shares of its "restricted stock". These share vest immediately on execution of this agreement.

(f) **The employee will also be granted 2 million options to purchase up to 2,000,000 shares of common stock at a 50% discount to market or $0.25, whichever is higher, during the terms of this agreement. Upon receipt of FDA approval for Escozine for Pets, the employee will receive and additional 5,000,000 shares of common stock and will be granted options to purchase an additional 2,000,000 shares of common stock at 50%discount to market or $1.00, whichever is higher.**

(g) In the event that the company is sold or acquired or the employee is removed from his employment as Chief Executive Officer for reasons other than violations of the company's Code of Business Conduct, all shares and options due in section 3f shall become immediately granted regardless of FDA approval status.

4. EXPIRATION OF TERM AND TERMINATION Employee's employment by Company and this Agreement shall automatically expire and terminate on the Expiration Date unless sooner terminated as set forth herein.

5. CODE OF BUSINESS CONDUCT Employee acknowledges that Employee: (a) has received and reviewed the Code of Business Conduct of PetLife (as may be modified from time to time, the "CBC"; (b) has been completed and returned a signed copy of the CBC; and (c) will fully comply with the CBC.

6. NONDISCLOSURE Employee shall not, at any time during or following the Period of Employment, disclose, use, transfer or sell, except in the course of employment with the Company, any confidential information or proprietary data of the Company and its subsidiaries so long as such information or proprietary data remains confidential and has not been disclosed or is not otherwise in the public domain

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7. NOTICES All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Chief Executive Officer) or thirty-six (36) hours after deposit thereof in the United States mails, postage prepaid, for delivery as registered or certified mail -- addressed, in the case of Employee, to the Employee's residential address, and in the case of the Company, to its corporate headquarters, attention of the Chief Executive Officer, or to such other address as Employee or the Company may designate in writing at any time or from time to time to the other party. In lieu of personal notice or notice by deposit in the United States mail, a party may give notice by telegram or telex.

8. REPRESENTATIONS AND WARRANTIES OF EMPLOYER The Company represents and warrants that the execution of this Agreement has been duly authorized by resolution of its Board of Directors, and that this Agreement constitutes a valid and binding obligation of Employer in accordance with its terms.

9. MISCELLANEOUS This Agreement constitutes the entire understanding between Employer and Employee relating to employment of Employee by the Company and its subsidiaries and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of Employee, his or her heirs, executors, administrators and beneficiaries and to the benefit of the Company and its successors.

10. APPLICABLE LAW AND VENUE The Laws of the State of Maryland shall apply to the interpretation and/or enforcement of this agreement. Venue for the interpretation or enforcement of this agreement shall lie exclusively in Baltimore, Maryland in a court of appropriate jurisdiction. In the event this Agreement and/or any associated right become the subject of litigation, it is agreed that such matters will be heard by the trial court only and that the parties hereby waive their right to trial by jury.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement or caused it be executed on their behalf as of the date first above written:

PETLIFE PHARMACEUTICALS, INC

By ____________________

Ralph T. Salvagno, MD